Exhibit 99.1

PLUMAS BANCORP REPORTS RECORD EARNINGS

QUINCY, California, October 17, 2018 – Plumas Bancorp (the “Company”, Nasdaq:PLBC), the parent company of Plumas Bank, today announced record earnings during the three and nine months ended September 30, 2018. Earnings during the third quarter of 2018 totaled $3.7 million or $0.72 per share, an increase of $1.2 million, or 51%, from $2.5 million or $0.48 per share during the third quarter of 2017. Diluted earnings per share increased to $0.71 per share during the three months ended September 30, 2018 up from $0.47 per share during the quarter ended September 30, 2017. For the nine months ended September 30, 2018, the Company reported net income of $10.4 million or $2.04 per share, an increase of $3.4 million, or 48%, from $7.0 million or $1.41 per share earned during the nine months ended September 30, 2017. Earnings per diluted share increased to $2.00 during the nine months ended September 30, 2018 up $0.64 from $1.36 during the first nine months of 2017.

“On behalf of the Board of Directors, I am very pleased to report record results for the third quarter and nine months ended September 30, 2018. The third quarter earnings of $3.7 million represent the highest level of earnings for any quarter in the history of the Company,” commented Andrew J. Ryback, director, president and chief executive officer of Plumas Bancorp and Plumas Bank.

Ryback commented, “As previously reported, we are in the process of purchasing the Carson City, Nevada branch of Mutual of Omaha Bank. The conversion will be complete at close of business on October 26, 2018. We are working closely with the Mutual of Omaha team to ensure a smooth transition for all Carson City clients. We’re excited to bring our brand of community banking to the Carson City region and look forward to serving our new clients.”

“Additionally,” Ryback continued, “while we have been diligently working to increase our assets, loans and deposits, we have also been focused on community engagement by reaching out in meaningful ways to the communities that we serve. In September, we were able to demonstrate our commitment to community by donating $25,000 to aid the victims of the devastating fires in Shasta County. A large portion of the funds were directed to two school districts that were hit the hardest and where hundreds of K-12 students and their families lost their homes and everything in them. The funds are currently being distributed by the school districts’ homeless and foster youth liaisons to help these students get back to school. Additionally, our Redding team embraced our motto, ‘HERE. For Good.’ and volunteered over 130 hours working at various shelters, food banks, and other local fire relief organizations to help those in need.

In closing, I’d like to thank our clients, our dedicated team and our shareholders for making our community contributions and our financial endeavors so successful. We realize that without your support these things would not be possible. We appreciate you.”

Financial Highlights

September 30, 2018 compared to September 30, 2017

●	Total assets increased by $40 million, or 5%, to a record level of $771 million.
●	Loans increased by $61 million, or 13%, to a record level of $536 million.
●	Total deposits increased by $33 million, or 5%, to a record level of $683 million.
●	Total equity increased by $6.8 million to $62 million.
●	Book value per share increased by $1.18, or 11%, to $12.17, up from $10.99.
●	Tangible common equity to total assets increased to 8.1%.
●	Nonperforming assets to total assets declined from 0.64% at 9/30/17 to 0.31%.
●	Nonperforming loans to total loans declined from 0.79% at 9/30/17 to 0.23%.

Income Statement

Three months ended September 30, 2018 compared to September 30, 2017

●	Net income increased by $1.2 million or 51%, to $3.7 million.
●	Diluted EPS increased by $0.24, or 51%, to $0.71 from $0.47.
●	Net interest income increased by $1.4 million to $8.6 million.
●	Return on average equity increased to 23.8% from 17.7%.
●	Return on average assets increased to 1.90% from 1.36%.

Nine months ended September 30, 2018 compared to September 30, 2017

●	Net income increased by $3.4 million or 48%, to $10.4 million.
●	Diluted EPS increased by $0.64, or 47%, to $2.00 from $1.36.
●	Net interest income increased by $3.6 million to $24.1 million.
●	Return on average equity increased to 23.7% from 18.1%.
●	Return on average assets increased to 1.87% from 1.39%.

Loans, Deposits, Investments and Cash

Gross loans increased by $60.6 million, or 13%, from $479 million at September 30, 2017 to $540 million at September 30, 2018. Loan growth was spread primarily among four loan categories. The largest areas of growth in the Company’s loan portfolio were $16 million in commercial real estate loans, $15 million in construction loans, $14 million in automobile loans and $13 million in agricultural loans. The largest decrease in loans was $5 million in residential real estate loans and equity lines of credit.

Total deposits increased by $33 million from $650 million at September 30, 2017 to $683 million at September 30, 2018. This $33 million increase includes increases of $15 million in savings accounts $14 million in non-interest bearing demand deposits, and $11 million in NOW and money market accounts. Time deposits declined by $7 million to $39.9 million or 6% of total deposits. Non-interest-bearing demand deposits totaled 42% of the Bank’s total deposits at September 30, 2018. The Company has no brokered deposits.

Total investment securities increased by $40.2 million from $116.5 million at September 30, 2017 to $156.7 million at September 30, 2018. Cash and due from banks decreased by $66.3 million from $101.5 million at September 30, 2017 to $35.2 million at September 30, 2018. We chose to increase investment securities and decrease cash balances during 2018 in anticipation of the cash inflow associated with our pending purchase of Mutual Omaha Bank’s Carson City Nevada branch which is expected to close later in the month.

Asset Quality

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) at September 30, 2018 were $2.4 million, down from $4.7 million at September 30, 2017. Nonperforming assets as a percentage of total assets decreased to 0.31% at September 30, 2018 down from 0.64% at September 30, 2017. OREO increased by $0.3 million from $828 thousand at September 30, 2017 to $1.1 million at September 30, 2018. Nonperforming loans at September 30, 2018 were $1.2 million, down $2.6 million from $3.8 million at September 30, 2017. Nonperforming loans as a percentage of total loans decreased 56 basis points to 0.23% at September 30, 2017, down from 0.79% at September 30, 2017.

During the nine months ended September 30, 2018 and 2017 we recorded a provision for loan losses of $800 thousand and $600 thousand, respectively. Net charge-offs totaled $623 thousand and $327 thousand during the nine months ended September 30, 2018 and 2017, respectively. The allowance for loan losses totaled $6.8 million at September 30, 2018 and 2017. The allowance for loan losses as a percentage of total loans decreased from 1.42% at September 30, 2017 to 1.27% at September 30, 2017. The reduction includes a reduction in impaired loans from $5.7 million at September 30, 2017 to $2.3 million at September 30, 2018 and a corresponding reduction in specific reserves on these loans from $463 thousand at September 30, 2017 to $79 thousand at September 30, 2018.

Shareholders’ Equity

Total shareholders’ equity increased by $6.8 million from $55.6 million at September 30, 2017 to $62.4 million at September 30, 2018. The $6.8 million includes earnings during the twelve-month period totaling $11.6 million and stock option activity totaling $0.5 million. These items were partially offset by an increase in net unrealized loss on investment securities of $3.7 million, a $0.14 per share cash dividend, paid in November 2017 and a $0.18 per share cash dividend paid in May 2018. The two cash dividends totaled $1.6 million.

Net Interest Income and Net Interest Margin

Net interest income was $8.5 million for the three months ended September 30, 2018, an increase of $1.4 million, or 20%, from $7.1 million for the same period in 2017. Interest income increased by $1.4 million; the largest component of which was an increase in interest and fees on loans of $1.1 million. This increase in interest and fees on loans was related to an increase in average loan balances of $55 million and an increase in yield on loans of 28 basis points from 5.49% during the 2017 quarter to 5.77% during the current quarter. We attribute this increase in yield primarily to an increase in the prime interest. Interest expense increased by $39 thousand mostly related to an increase in the rate paid on Plumas Bancorp’s junior subordinated debentures. Net interest margin for the three months ended September 30, 2018 increased 47 basis points to 4.78%, up from 4.31% for the same period in 2017.

Net interest income for the nine months ended September 30, 2018 was $24.1 million, an increase of $3.6 million from the $20.5 million earned during the same period in 2017. Driven by an increase in average loan and investment securities balances and an increase in yield on loans and investments, interest income increased by $3.7 million while interest expense increased by $81 thousand mostly related to an increase in rate paid on Plumas Bancorp’s junior subordinated debentures. Net interest margin for the nine months ended September 30, 2018 increased 31 basis points to 4.68%, up from 4.37% for the same period in 2017.

Non-Interest Income/Expense

During the three months ended September 30, 2018, non-interest income totaled $2.3 million, an increase of $101 thousand from the three months ended September 30, 2017. The largest component of this increase was a $51 thousand increase in interchange income on debit card transactions.

During the nine months ended September 30, 2018, non-interest income totaled $7.0 million, an increase of $427 thousand from the nine months ended September 30, 2017. The largest component of this increase was a $209 thousand gain recorded upon the prospective adoption of a newly effective accounting pronouncement impacting the measurement of equity securities, which in our case consists of stock in our correspondent banks, without a readily determinable fair market value. Other significant increases included $78 thousand in service charges on deposit accounts, $149 thousand in interchange income and $61 thousand in loan service fees. We attribute these increases primarily to growth in the bank. Gains on sale on government guaranteed loans decreased by $107 thousand. The decline in gain on sale relates to a decline in the average premium received on sale.

During the three months ended September 30, 2018, total non-interest expense increased by $296 thousand, or 6%, to $5.4 million, up from $5.1 million for the comparable period in 2017. The two largest components of this increase were increases of $227 thousand in salaries and benefits and $55 thousand in professional fees. Salary expense increased by $259 thousand to $2.4 million and bonus expense increased by $109 thousand. These items were partially offset by an increase in deferred loan origination costs of $246 thousand.

During the nine months ended September 30, 2018, total non-interest expense increased by $1.0 million to $16.1 million. The three largest components of this increase were increases of $473 thousand in salaries and benefits, $203 thousand in professional fees and $256 thousand in Other. The largest components of the increase in salary and benefit expense were increases of $499 thousand in salary expense and $286 thousand in bonus expense. Salary expense increased to $7.0 million related to additions to staff, merit and promotion increases and the implementation in 2018 of a $15 per hour minimum wage. Bonus expense is mostly a function of pretax income; the increase during the 2018 period is primarily related to the increase in pretax income and expansion in 2018 in the bonus plan to include nonoffice level personnel. These items were partially offset by an increase in the deferral of loan origination costs of $543 thousand to $1.9 million related mostly to an increase in loan origination activity.

Professional fees increased by $203 thousand related primarily to an $105 thousand increase in consulting expense and a $77 thousand increase in legal expense. The increase in Other non-interest expense included a $50 thousand increase in the reserve for undisbursed loan commitments and costs associated with the pending termination of our lease at our Tahoe City, California branch. Recently we purchased a building in Tahoe City which, after remodeling is complete, will become the new home of our Tahoe City Branch. Our lease obligation at our current location includes a termination penalty that has been accrued into other expense. This accrual along with the increase in the reserve for undisbursed loan commitments account for much of the increase in other expense.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank headquartered in Northeastern California. The Bank operates twelve branches: eleven located in the California counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta and one branch in the Nevada County of Washoe. The Bank also operates four loan production offices: three located in the California Counties of Placer, Butte and Tehama and one located in the Oregon County of Klamath. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

In addition, discussions about risks and uncertainties are set forth from time to time in the Company’s publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

Contact: Elizabeth Kuipers

Vice President, Marketing Manager & Investor Relations Officer

Plumas Bank

35 S. Lindan Avenue

Quincy, CA 95971

530.283.7305 ext.8912

investorrelations@plumasbank.com

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of September 30,
	2018	2017	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$35,256	$101,531	$(66,275)	-65.3%
Investment securities	156,734	116,522	40,212	34.5%
Loans, net of allowance for loan losses	535,998	474,717	61,281	12.9%
Premises and equipment, net	13,748	11,270	2,478	22.0%
Bank owned life insurance	12,774	12,781	(7)	-0.1%
Real estate acquired through foreclosure	1,088	828	260	31.4%
Accrued interest receivable and other assets	15,150	13,399	1,751	13.1%
Total assets	$770,748	$731,048	$39,700	5.4%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$682,842	$649,850	$32,992	5.1%
Accrued interest payable and other liabilities	15,230	15,332	(102)	-0.7%
Junior subordinated deferrable interest debentures	10,310	10,310	-	0.0%
Total liabilities	708,382	675,492	32,890	4.9%
Common stock	6,854	6,350	504	7.9%
Retained earnings	59,357	49,332	10,025	20.3%
Accumulated other comprehensive loss, net	(3,845)	(126)	(3,719)	-2951.6%
Shareholders’ equity	62,366	55,556	6,810	12.3%
Total liabilities and shareholders’ equity	$770,748	$731,048	$39,700	5.4%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE THREE MONTHS ENDED SEPTEMBER 30,	2018	2017	Dollar Change	Percentage Change

Interest income	$8,843	$7,401	$1,442	19.5%
Interest expense	292	253	39	15.4%
Net interest income before provision for loan losses	8,551	7,148	1,403	19.6%
Provision for loan losses	300	200	100	50.0%
Net interest income after provision for loan losses	8,251	6,948	1,303	18.8%
Non-interest income	2,284	2,183	101	4.6%
Non-interest expense	5,428	5,132	296	5.8%
Income before income taxes	5,107	3,999	1,108	27.7%
Provision for income taxes	1,411	1,551	(140)	-9.0%
Net income	$3,696	$2,448	$1,248	51.0%

Basic earnings per share	$0.72	$0.48	$0.24	50.0%
Diluted earnings per share	$0.71	$0.47	$0.24	51.1%

FOR THE NINE MONTHS ENDED SEPTEMBER 30,	2018	2017	Dollar Change	Percentage Change

Interest income	$24,955	$21,285	$3,670	17.2%
Interest expense	837	756	81	10.7%
Net interest income before provision for loan losses	24,118	20,529	3,589	17.5%
Provision for loan losses	800	600	200	33.3%
Net interest income after provision for loan losses	23,318	19,929	3,389	17.0%
Non-interest income	7,040	6,613	427	6.5%
Non-interest expense	16,106	15,106	1,000	6.6%
Income before income taxes	14,252	11,436	2,816	24.6%
Provision for income taxes	3,830	4,383	(553)	-12.6%
Net income	$10,422	$7,053	$3,369	47.8%

Basic earnings per share	$2.04	$1.41	$0.63	44.7%
Diluted earnings per share	$2.00	$1.36	$0.64	47.1%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	9/30/2018	6/30/2018	9/30/2017	9/30/2018	9/30/2017
EARNINGS PER SHARE
Basic earnings per share	$0.72	$0.67	$0.48	$2.04	$1.41
Diluted earnings per share	$0.71	$0.66	$0.47	$2.00	$1.36
Weighted average shares outstanding	5,122	5,107	5,048	5,100	4,987
Weighted average diluted shares outstanding	5,225	5,222	5,192	5,219	5,181
Cash dividends paid per share (1)	$-	$0.18	$-	$0.18	$0.14

PERFORMANCE RATIOS (annualized)
Return on average assets	1.90%	1.87%	1.36%	1.87%	1.39%
Return on average equity	23.8%	23.7%	17.7%	23.7%	18.1%
Yield on earning assets	4.94%	4.91%	4.46%	4.85%	4.53%
Rate paid on interest-bearing liabilities	0.28%	0.28%	0.26%	0.28%	0.27%
Net interest margin	4.78%	4.75%	4.31%	4.68%	4.37%
Noninterest income to average assets	1.18%	1.21%	1.22%	1.26%	1.30%
Noninterest expense to average assets	2.79%	2.84%	2.86%	2.88%	2.97%
Efficiency ratio	50.1%	51.1%	55.0%	51.7%	55.7%

	9/30/2018	6/30/2018	9/30/2017	12/31/2017	12/31/2016
CREDIT QUALITY RATIOS AND DATA
Allowance for loan losses	$6,846	$6,698	$6,822	$6,669	$6,549
Allowance for loan losses as a percentage of total loans	1.27%	1.30%	1.42%	1.37%	1.42%
Nonperforming loans	$1,244	$882	$3,798	$3,022	$2,724
Nonperforming assets	$2,362	$1,867	$4,675	$4,401	$3,471
Nonperforming loans as a percentage of total loans	0.23%	0.17%	0.79%	0.62%	0.59%
Nonperforming assets as a percentage of total assets	0.31%	0.24%	0.64%	0.59%	0.53%
Year-to-date net charge-offs	$623	$471	$327	$480	$329
Year-to-date net charge-offs as a percentage of average loans (annualized)	0.16%	0.19%	0.09%	0.10%	0.08%

CAPITAL AND OTHER DATA
Common shares outstanding at end of period	5,125	5,119	5,053	5,065	4,897
Tangible common equity	$62,290	$59,419	$55,473	$55,619	$47,907
Tangible book value per common share	$12.15	$11.61	$10.98	$10.98	$9.78
Tangible common equity to total assets	8.1%	7.8%	7.6%	7.5%	7.3%
Gross loans to deposits	79.1%	76.0%	73.8%	73.4%	79.2%

PLUMAS BANK REGULATORY CAPITAL RATIOS
Tier 1 Leverage Ratio	9.7%	9.6%	9.0%	8.8%	9.2%
Common Equity Tier 1 Ratio	12.1%	12.1%	12.0%	12.0%	12.1%
Tier 1 Risk-Based Capital Ratio	12.1%	12.1%	12.0%	12.0%	12.1%
Total Risk-Based Capital Ratio	13.2%	13.3%	13.2%	13.2%	13.3%

(1) The Company paid semi-annual dividends of 18 cents per share on May 15, 2018 and 14 cents per share on May 15, 2017.